UNTIED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registration  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUN-TIMES MEDIA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

Davidson Kempner (as defined in the Definitive Proxy Statement)

and the Nominees (as defined in the Definitive Proxy Statement)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DAVIDSON KEMPNER

SUPPLEMENT TO CONSENT STATEMENT

The following information supplements Davidson Kempner’s Consent Statement dated December 3, 2008, and should be read in conjunction with the Consent Statement and its annexes and other relevant documents, if any, filed by Davidson Kempner with the Securities and Exchange Commission. To the extent information differs from, updates or conflicts with information in the original Consent Statement, the information in this supplement supersedes the information in the Consent Statement. This supplement is dated December 5, 2008 and is being sent to the stockholders of Sun-Times on or about December 8, 2008. Capitalized terms used in this supplement have the meaning given to such terms in the Consent Statement.

If you have any questions about executing or delivering your WHITE consent card or require assistance, please contact our consent solicitor, Innisfree M&A Incorporated, toll free at +1 (888) 750-5834. Banks and brokers may call collect at +1 (212) 750-5833.

Election Proposal

The Election Proposal set forth in the Consent Statement requests your consent to elect four Nominees to serve on the Sun-Times Board, Jeremy L. Halbreich, Robert A. Schmitz, Lee S. Hillman, and Michael E. Katzenstein.

On December 5, 2008, Lee S. Hillman informed us of his decision to withdraw as a nominee to be a director of Sun-Times due to business and personal time constraints. We are continuing our solicitation of your consent to elect the other Nominees (Messrs. Halbreich, Schmitz and Katzenstein) pursuant to the Election Proposal to fill the vacancies created by the removal of the current members of the Sun-Times Board (other than Robert B. Poile) pursuant to the Removal Proposal. Accordingly, the following is now the text of the Election Proposal:

“To elect each of the following three (3) individuals to serve as a director of Sun-Times Media Group, Inc. (or, if any such nominee is unable or unwilling to serve as a director of Sun-Times Media Group, Inc., any other person designated as a nominee by the remaining nominee or nominees):

(01) Jeremy L. Halbreich

(02) Robert A. Schmitz

(03) Michael E. Katzenstein”

If elected to serve on the Sun-Times Board, the other Nominees as members of a reconstituted Sun-Times Board with Robert B. Poile would intend to designate an individual to fill the vacancy created by Mr. Hillman’s withdrawal from consideration. The reconstituted Sun-Times Board would consider qualified candidates, including those from the Chicago area, whom it believes can provide significant contributions to the future of Sun-Times.

It is our view that a reconstituted Sun-Times Board, consisting of Jeremy L. Halbreich, Robert A. Schmitz and Michael E. Katzenstein, along with current director Robert B. Poile, and an additional candidate to be selected by the reconstituted Board, will be committed to safeguarding and promoting the best interests of all Sun-Times stockholders.

Any consent cards already submitted to us consenting to the election of Nominees including Mr. Hillman will be treated as consent to all Nominees (other than Mr. Hillman).

We urge you to consent to the Bylaw Restoration Proposal, the Removal Proposal and the Election Proposal by signing, dating and returning the WHITE consent card in the postage-paid envelope provided. Please note that you must sign AND date your consent card in order for it to be valid. We urge you not to revoke your consent by signing any blue consent revocation card sent to you by Sun-Times or otherwise, and to revoke any consent revocation you may have already submitted to Sun-Times.

YOUR CONSENT IS IMPORTANT